EXHIBIT 10.4

INDUCEMENT RESTRICTED STOCK UNIT AWARD AGREEMENT
This Inducement Restricted Stock Unit Award Agreement (this “Agreement”) is entered into as of May 12, 2015 (the “Effective Date”), by and between WAFERGEN BIO-SYSTEMS, INC., a Nevada Corporation (the “Company”), and Rolland Carlson (“Grantee”).
W I T N E S S E T H:
WHEREAS, the Board of Directors of the Company (the “Board”) wishes to grant Grantee Restricted Stock Units (the “Units”) in conjunction with, and as an inducement to, Grantee’s acceptance of his appointment as President and Chief Executive Officer of the Company, subject to the terms provided in this Agreement, and that certain Executive Employment Agreement (“Employment Agreement”) between the Company and Grantee executed simultaneously herewith, as amended from time to time; and
WHEREAS, the Board anticipates that this Agreement will promote the best interests of the Company and its shareholders by providing Grantee a proprietary interest in the Company with a stronger incentive to put forth maximum effort for the continued success and growth of the Company and its subsidiaries.
NOW, THEREFORE, in consideration of Grantee accepting employment with the Company and the benefits that the Company will derive in connection with the services to be rendered by Grantee thereunder, the Company and Grantee hereby agree as follows:
1.Capitalized Terms; Determinations by Administrator.
(a)Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.
(b)Interpretation; Administration. The Administrator (as defined below) shall make all interpretations, rules and regulations necessary to administer this Agreement, and such determinations of the Administrator shall be binding upon Grantee. For purposes of this Agreement, the term “Administrator” shall mean the Compensation Committee of the Board of Directors. Any question or dispute regarding the administration or interpretation of this Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.
2.Grant; Vesting. Subject to the terms and conditions of this Agreement, the Company grants to Grantee fifty thousand (50,000) restricted stock units (the “Award”). The Units covered by this Agreement shall “vest,” become earned by, and payable to, Grantee in accordance with the following schedule:

i.	For so long as Grantee remains continuously an employee of the Company on such dates, one-third of the Units shall vest on each of May 29, 2016, May 29, 2017 and May 29, 2018.

ii.
Vesting shall cease upon the date the Grantee ceased to remain an employee for any reason, including death or Disability. In the event Grantee’s employment terminates for any reason, including death or Disability, any unvested Units held by the Grantee immediately upon such termination shall be forfeited and cancelled.

3.Settlement of Units and Issuance of Shares.
(a)    General. Subject to Sections 3(b) and 3(c), one share of Common Stock shall be issuable for each Unit subject to the Award (the “Shares”) upon vesting. Immediately thereafter, or as soon as administratively feasible, the Company will transfer the appropriate number of Shares to the Grantee after satisfaction of any required tax or other withholding obligations. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share. Notwithstanding the foregoing, the relevant number of Shares shall be issued no later than March 15th of the year following the calendar year in which the Award vests.
(b)    Delay of Settlement. The settlement of the Units into the Shares under Section 3(a) above, shall be delayed in the event the Company reasonably anticipates that the issuance of the Shares would constitute a violation of federal securities laws or other Applicable Law. If the conversion of the Units into the Shares is delayed by the provisions of this Section 3(b), the conversion of the Units into the Shares shall occur at the earliest date at which the Company reasonably anticipates issuing the Shares will not cause a violation of federal securities laws or other Applicable Law. For purposes of this Section 3(b), the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of Applicable Law.
(c)    Delay of Issuance of Shares. The Company shall delay the issuance of any Shares under this Section 3 to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issuable on the first business day following the expiration of such six (6) month period.
(d)    Right to Shares. The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.
4.Transfer Restrictions; Compliance with Laws. The Units may not be transferred in any manner other than by will or by the laws of descent and distribution. Grantee agrees that Grantee shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by the Company as a condition precedent to the delivery of any Shares pursuant to this Agreement. In addition, Grantee agrees that, upon request, Grantee will furnish a letter agreement providing that (i) Grantee will not distribute or resell any of said Shares in violation of the Securities Act of 1933, as amended, (ii) Grantee will indemnify and hold the Company harmless against all liability for any such violation and (iii) Grantee will accept all liability for any such violation.
5.Adjustment provisions.
(a)    Share Adjustments. In the event of any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares of Company common stock, or the like, as a result of which shares of any class shall be issued in respect of the outstanding Shares, or the Shares shall be changed into the same or a different number of the same or another class of stock, or into securities of another person, cash or other property (not including a regular cash dividend), the number of Shares subject to this Award appropriately adjusted in such equitable and proportionate amount as determined by the Administrator. No fractional Share shall be issued under the Agreement resulting from any such adjustment but the Administrator in its sole discretion may make a cash payment in lieu of a fractional Share.
(b)    Acquisitions. In the event of a merger or consolidation of the Company with another corporation or entity, or a sale or disposition by the Company of all or substantially all of its assets, the Administrator shall, in its sole discretion, have authority to provide for (i) waiver in whole or in part of any remaining restrictions or vesting requirements in connection with the Units granted hereunder, (ii) the conversion of the outstanding Units into cash, and/or (iii) the conversion of the Units into the right to receive securities, including options, of another person or entity upon such reasonable terms and conditions as are determined by the Administrator in its sole discretion.
(c)    Binding Effect. For avoidance of doubt, any adjustment, waiver, conversion or other action taken by the Administrator under this Section 12 shall be conclusive and binding on Grantee and the Company and any respective successors and assigns.
6.Notices. Any notice to be given to the Company under the terms of this Agreement shall be given in writing to the Company at its offices in Fremont, California. Any notice to be given to Grantee may be addressed to Grantee’s address as it appears on the payroll records of the Company or any subsidiary thereof. Any such notice shall be deemed to have been duly given if and when actually received by the party to whom it is addressed, as evidenced by a written receipt to that effect.
7.Taxes. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including the grant, vesting, assignment, release or cancellation of the Units, the delivery of Shares, the subsequent sale of any Shares acquired upon vesting and the receipt of any dividends or dividend equivalents. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability. The Company may require payment or reimbursement of or may withhold any minimum tax that it believes is required as a result of the vesting and settlement of the Units, and the Company may defer making delivery with respect to Shares or cash payable hereunder or otherwise until arrangements satisfactory to the Company have been made with respect to such withholding obligations.
8.Nature of Award; Acknowledgments. In accepting the Award, the Grantee acknowledges and agrees that:
(a)    the Agreement shall not confer upon Grantee any right to continue employment with the Company or a subsidiary, nor shall it interfere in any way with the right of the Company or such subsidiary to terminate Grantee’s employment any time;
(b)    The Award, and any payments or other benefits received hereunder is discretionary and shall not be deemed a part of Grantee’s regular, recurring compensation for any purpose, including without limitation for purposes of termination, indemnity, or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided to Grantee unless expressly so provided by such other plan, contract or arrangement, or unless the Administrator expressly determines otherwise;
(c)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in this Agreement or the Grantee’s acquisition or sale of the underlying Shares; and
(d)    the Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisers regarding the Units.
9.Amendment. The Administrator may amend this Agreement; provided, however, that Grantee’s consent to such action shall be required unless the Administrator determines that the action, taking into account any related action, would not materially and adversely affect Grantee’s rights hereunder.
10.No Right To Employment. The Agreement shall not confer upon Grantee any right to continue employment with the Company or a subsidiary, nor shall it interfere in any way with the right of the Company or such subsidiary to terminate Grantee’s employment any time.
11.Entire Agreement. This Agreement, together with the Employment Agreement constitutes the final understanding between Grantee and the Company regarding the Units. In the event there is a conflict between this Agreement and the Employment Agreement, the Employment Agreement shall govern.
12.Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
13.Governing Law. This Agreement and all actions taken hereunder shall be governed by, and construed in accordance with, the laws of the State of California, applied without regard to the laws of any other jurisdiction that otherwise would govern under conflict of law principles.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these presents to be executed as of the date and year first above written, which is the date of the granting of the Units evidenced hereby.

WAFERGEN BIO-SYSTEMS, INC.

By:    /s/ Ivan Trifunovich
Name: Ivan Trifunovich
Title: Executive Chairman

The undersigned Grantee hereby accepts the foregoing Units and agrees to the several terms and conditions hereof.

/s/ Rolland Carlson
Rolland Carlson

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